Exhibit 10.29

etrials Worldwide, Inc.

2701 Aerial Center Parkway,

Suite 100

Morrisville, NC 27560

Office 919-653-3400

Fax 919-653-3621

June 24, 2004

Mr. Fred Nazem

645 Madison Avenue, 12th Floor

NY, NY 10022

Dear Fred:

1.	etrials Worldwide, Inc. (“etrials or the Company”), would like to retain your services to act as exclusive financial advisor to the Company in connection with a possible Transaction (as defined below). As requested by the Company, you will provide services, in accordance with the terms of this agreement (this “Agreement”):

(a)	develop, update and review with the Company a list of parties to contact regarding a possible Transaction;

(b)	assist the Company in preparing appropriate descriptive materials to be provided to potential parties to a Transaction;

(c)	contact potential parties to a Transaction approved in advance by the Company;

(d)	assist in soliciting and evaluating proposals received regarding a Transaction;

(e)	assist in discussions, negotiations and structuring a Transaction;

(f)	be available to meet with the Company’s Board of Directors to discuss the Transaction;

(g)	perform such other services as the Company and Nazem shall mutually agree; and

2.

For the purposes of this Agreement, “Transaction” means any investment or M&A transaction or transactions, not in the ordinary course of business, including any sale or exchange of capital stock, acquisition, merger, reverse merger, consolidation, business combination, tender offer, joint venture, minority investment, strategic alliance, partnership, or any other similar transaction solely and exclusively with either Covalent

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Group, Inc. or Sentrx, Inc. Transactions do not include joint marketing, development or other agreements relating to or serving customers.

3.	As compensation for the services rendered by Nazem hereunder, the Company shall pay Nazem as follows:

(a)	If the Company announces or enters into an agreement with respect to a Transaction during the term of Nazem’s engagement hereunder and such Transaction is thereafter consummated, then the Company shall pay to Nazem at the closing of each such Transaction an amount in cash equal to 1.85% of the total Consideration (as defined in subparagraph 3(c) below) paid, issued, granted, transferred, contributed or the like in each of such Transaction (the “Transaction Fee”), but only if the announced Transaction actually closes.

(b)	“Consideration” shall mean the total value of all cash, securities, the repurchase or buy-out of any options or warrants, any agreements or other property, and any other consideration, including without limitation, any contingent, earned or other consideration, paid or payable (including amounts paid into escrow), directly or indirectly, in connection with a Transaction. (In a potential transaction with Covalent Group, the Consideration would include only the value provided by Covalent Group to the shareholders of the Company as shareholders, but not salary, bonuses, options or other value provided to employees of the Company in their capacities as employees. In a potential transaction with Sentrx, the Consideration would include only the value provided by the Company to the shareholders of Sentrx, but not salary, bonuses, options or other value provided to employees of Sentrx in their capacities as employees.) The value of any securities constituting part of the Consideration (whether debt, equity, options, warrants or other) or other property or agreements shall be determined as follows: (i) the value of securities that are freely tradeable in an established public market shall be the average last closing market price of such securities on the ten trading days immediately prior to the public announcement of the Transaction; and (ii) the value of securities which are not freely tradable or which have no established public market, or if the consideration consists of property or agreements other than securities, the value of such securities or other property or agreements shall be the fair market value thereof as mutually agreed by the Company and Nazem. If the Consideration to be paid is computed or payable in any foreign currency, the value of such foreign currency shall, for purposes hereof, be converted into U.S. dollars at the noon buying rate on the date or dates on which such Consideration is payable.

(c)	Compensation which is payable to Nazem pursuant to subparagraph 3(a) shall be paid by the Company to Nazem upon the consummation of a Transaction, provided that the compensation paid or payable to Nazem in respect of Consideration which is contingent upon the occurrence of some future event following the closing of such Transaction (e.g., the realization of revenue or earnings projections, product approvals or introductions, clinical trial progress, or other milestones), shall be paid by the Company to Nazem at the time of the payment of such Consideration.

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(d)	In the event the Transaction is consummated through a multi-step Transaction wherein the acquirer pays additional Consideration after the initial closing to increase its ownership in the Company, the Company agrees to pay Nazem a fee on such additional Consideration and such fee shall be calculated pursuant to subparagraph 3(a). Such fee shall be in addition to the fee paid to Nazem in the earlier step(s) of such Transaction.

4.	The Company shall reimburse Nazem for its out-of-pocket and incidental expenses incurred in connection with its engagement hereunder promptly as requested, including the fees and expenses of its legal counsel and those of any advisor retained by Nazem. Nazem shall not incur any expenses in excess of $1,000 (the “Expense Cap”) without the prior written consent of the Company.

5.	Because Nazem will be acting for the benefit of the Company in connection with this engagement, the Company agrees to indemnify Nazem and certain other persons as set forth in the separate indemnification agreement attached hereto. The indemnification agreement shall survive any completion or termination of Nazem’s engagement hereunder and is not subject to Paragraph 4 above.

6.	Upon completion of the Transaction, Nazem may place advertisements in financial publications and other media at its own expense describing its services to the Company hereunder.

7.	In connection with Nazem’s engagement, the Company will furnish Nazem with all information, which Nazem reasonably requests and will provide Nazem with reasonable access to the Company’s officers, directors, accountants, counsel and other advisors. Nazem will not release any such information to anyone without the prior written consent of the Company. The Company represents and warrants to Nazem that, if such information is included is a document prepared by the Company and authorized by the Company for release to any potential Transaction Party: (a) all such information is and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (b) any projected financial information or other forward looking information which the Company provides to Nazem will be made by the Company in good faith, based on management’s best estimates then available and based on facts and assumptions which the Company believes to be reasonable. The Company acknowledges and agrees that Nazem will be using and relying upon such information supplied by the Company and its officers, agents and others and any prospective Transaction party, and any other publicly available information concerning the Company and any prospective Transaction party, without any independent investigation or verification thereof or independent appraisal by Nazem of the Company or its business or assets, or any other Transaction party or its business or assets, nor will Nazem be providing a solvency opinion with respect to the Company.

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8.	The Company further represents and warrants to Nazem that:

(h)	the Company has taken no action that would give any brokers, representatives, finders or other persons an interest in the compensation due to Nazem in connection with any Transaction contemplated herein; and

(i)	this Agreement does not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or oral, to which the Company or any of its subsidiaries is a party or by which its or their assets are bound.

9.	The Company will not publicly refer to Nazem or (except as required by applicable law, rule or regulation or in any dispute between the Company and Nazem, to the extent required to assert or protect the rights of the Company in such dispute) publicly disclose or otherwise make available to third parties (except the Company’s counsel or other advisers, provided the Company informs them of this provision) any advice, either oral or written, which Nazem provides to the Company in connection with this engagement, without the prior written consent of Nazem.

10.	The benefits of this Agreement, together with the separate indemnification agreement, shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties under such indemnification agreement and their respective successors, permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. This Agreement and the related indemnification agreement may not be assigned without the prior written consent of the nonassigning party (or parties).

11.	This Agreement may not be amended or modified except in a writing signed by the party against whom enforcement is sought and shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its principles of conflicts of laws.

12.	EACH OF NAZEM AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS AFFILIATES AND STOCKHOLDERS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING OUT OF THE ENGAGEMENT OF NAZEM PURSUANT TO, OR THE PERFORMANCE BY NAZEM OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

13.

The purpose of this Agreement is to set forth the services that Nazem will provide to the Company, as an independent contractor, either as specifically provided herein or as subsequently requested in writing by the Company and agreed to by Nazem. The parties hereto do not intend to create any special or fiduciary relationship between them. In addition, the exclusivity of the advisory relationship between Nazem and the Company refers to the fact that the services to be provided by Nazem hereunder are to be provided solely by Nazem and that the fees to be paid by the Company hereunder are solely for the benefit of Nazem. There may be other services which are required to be provided to the

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Company in connection with the Transaction contemplated by this Agreement and which will be provided by others (e.g., independent auditors or appraisers). This Agreement is solely for the benefit of Nazem and the Company and is not intended to create rights or obligations of either party for the benefit of third parties, including without limitation the creditors of the Company.

14.	Termination and other provisions:

(a)	Either party hereunder may terminate Nazem’s engagement any time, with or without cause, by giving at least 30 days’ prior written notice to the other party.

(b)	The Transaction Fee payable by the Company shall also be payable in the amount and at the time set forth in paragraph 3 if the Company announces or enters into an agreement with respect to a Transaction with Covalent Group, Inc. or Sentrx, Inc. at any time during a period of twelve months following the effective date of termination of Nazem’s engagement hereunder and such Transaction is thereafter consummated.

(c)	The provisions of this Agreement (including subparagraph 14(b) and the indemnification agreement), other than paragraph 1, the first sentence of paragraph 7, and subparagraph 14(c), shall survive and remain in full force and effect notwithstanding any termination of Nazem’s engagement under subparagraph 14(a) of this Agreement or otherwise.

15.	Nazem hereby agrees that as long as Nazem remains an officer, stockholder or member of the Board of Directors of the Company, Nazem shall fulfill his duties as such, notwithstanding that the same may conflict with the interests or rights of Nazem pursuant to this Agreement. To the permitted by applicable law, the Company may exclude Nazem from participation in any deliberation or votes in which the Company determines Nazem may have a conflict of interest.

The Company is delighted to engage Nazem and looks forward to working with you on this assignment. Please confirm your acceptance of the engagement as set forth herein by signing the enclosed duplicate of this letter and the separate indemnification agreement and returning them, whereupon, following approval by the requisite committees of Nazem, this letter and the separate indemnification agreement shall constitute binding agreements as of the date first above written. This Agreement may be executed in one or more counterparts and is governed by, and construed in accordance with, North Carolina law, without regard to principles of conflicts of laws.

(Signature page to follow.)

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Very truly yours,

By:	/s/ JOHN CLINE
John Cline
President and Chief Executive Officer

Accepted and agreed as of the

date first above written:

Fred Nazem

By:	/s/ FRED NAZEM
Fred F. Nazem

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INDEMNIFICATION AGREEMENT

June 23, 2004

FRED F. NAZEM

645 Madison Avenue, 12th Floor

NY, NY 10022

Ladies and Gentlemen:

In connection with the engagement agreement, dated the date hereof, between Fred F. Nazem (“Nazem”), and etrials Worldwide, Inc. (the “Company”), the Company agrees to indemnify and hold harmless Nazem and its affiliates, their respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees of Nazem or any of Nazem’s affiliates (collectively, “Indemnified Persons” and individually, an “Indemnified Person”) from and against any and all actions, claims, suits, proceedings, liabilities, losses, damages and expenses incurred, joint or several (collectively, “Claims”), by any Indemnified Person (including fees and disbursements of counsel) which are related to or arise from Nazem’s engagement by the Company, including Claims that relate to or arise from any actions taken or omitted to be taken (including any untrue or alleged untrue statements made or any statements omitted or alleged to be omitted) by the Company or which relate to or arise from securities laws or any other law or legal theory, and will reimburse Nazem and any other Indemnified Person for all costs and expenses (including fees and disbursements of counsel), as they are incurred, in connection with investigating, preparing for, providing depositions for, testifying in or defending any such action or claim, formal or informal, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, whether or not Nazem or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom related to or arising from the foregoing (collectively, “Costs”). The Company will not, however, be responsible for any Claims which are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and primarily from an Indemnified Person’s gross negligence or willful misconduct.

If any Claim is brought against Nazem or another Indemnified Person, the Company shall be promptly notified of such in writing. The failure to give such notice shall not relieve the Company of any liability hereunder, except to the extent that the Company can demonstrate that it has been materially prejudiced thereby. If the Company and one or more Indemnified Persons are subject to such Claim, upon notice by the Company to such Indemnified Person(s), the Company may elect to assume such defense. Upon such election, the Company shall not be liable hereunder for fees and disbursements of counsel to any such Indemnified Person subsequently incurred, other than reasonable costs of investigation and other than as provided herein. Nazem and any other Indemnified Person may participate in the defense of such Claim with their own

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counsel at their own expense. Notwithstanding the assumption of such defense by the Company, each Indemnified Person shall have the right to employ separate counsel and to participate in such defense, and the Company shall bear the reasonable fees and disbursements of such counsel (which shall be promptly paid as incurred) if: (i) the Company has agreed to the retention of such counsel; (ii) the defendants in, or targets of, any such Claim include more than one Indemnified Person or the Company and an Indemnified Person, and such Indemnified Person shall have reasonably concluded, based upon advice of such Indemnified Person’s counsel, that representation of such Indemnified Person by the same counsel (a) would present such counsel with a conflict of interest, or (b) would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of the Claim, or (c) would be inappropriate because there may be legal defenses available to such Indemnified Person that are different from, or in addition to, those available to any other Indemnified Person or the Company; or (iii) the Company fails to employ counsel reasonably satisfactory to Nazem or such Indemnified Person(s), as the case may be, within a reasonable period of time after receipt by the Company of the notice of the institution of such Claim, as provided above. In no event shall the Company be liable under this paragraph for more than two counsel, in addition to local counsel, if appropriate.

Regardless of whether the Company elects to assume the defense of a Claim against an Indemnified Person pursuant to, and in accordance with, the preceding paragraph, such Indemnified Person may not, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment with respect to such Claim, unless the Company and all its officers, directors and controlling persons are released thereby.

The Company agrees that neither Nazem nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except liability for Claims which are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted directly and primarily from an Indemnified Person’s gross negligence or willful misconduct. In such cases, Nazem hereby agrees to indemnify the Company and all its officers, directors and control persons to the same extent as the Company has agreed to indemnify Nazem hereunder. The Company also agrees that the Company will not, without the prior written consent of Nazem, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not Nazem or any Indemnified Person is an actual or potential party to such Claim). Such prior written consent of Nazem shall be required only with respect to Nazem determining that such settlement, compromise or consent complies with the terms of the following sentence and does not impose any material obligation on Nazem or any other Indemnified Person or contain any admission of culpability on the part of Nazem or any Indemnified Person. Such settlement, compromise or consent shall include an unconditional release of Nazem and each other Indemnified Person from all liability arising out of such Claim, and the Company shall furnish Nazem with a copy of such settlement reasonably in advance of entering into such settlement.

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In order to provide for just and equitable contribution, if a demand for indemnification or reimbursement for Claims or Costs is made pursuant to these provisions but is not available for any reason, then the Company, on the one hand, and Nazem, on the other hand, shall contribute to such Claims or Costs for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Nazem on the other hand, in connection with the transaction or transactions from which the Claims or Costs in question arose. The relative benefits received by the Company, on the one hand, and by Nazem, on the other hand, shall be deemed to be in the same proportion as the value (before deducting expenses) of the consideration paid by or received by the Company or its stockholders or comparable equity owners, as the case may be, in connection with the transaction or transactions from which the Claims or Costs in question arose bears to the total fees actually received by Nazem in connection therewith. If the allocation provided by the foregoing sentence is not permitted by applicable law, then such allocation shall be based not only on such relative benefits determined as aforesaid but also on the relative fault of the Company, on the one hand, and Nazem or any Indemnified Person, on the other, as well as any other relevant equitable considerations. The relative fault of the parties or any Indemnified Person shall be determined by reference to, among other things, the parties’ relative intents, knowledge, access to information and, if applicable, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by Nazem or any Indemnified Person, and any other equitable considerations appropriate in the circumstances. Any such contribution shall be subject to the limitation that in any event Nazem’s aggregate contribution to all Claims or Costs for which contribution is available hereunder shall not exceed the amount of fees actually received by Nazem pursuant to the particular engagement relating to the transaction or transactions from which the Claims or Costs in question arose.

The foregoing rights to indemnity, reimbursement and contribution shall be in addition to any rights that Nazem and/or any other Indemnified Person may have at common law or otherwise. The Company hereby consents to personal jurisdiction, service of process and venue in any court in which any Claim which is subject to this Indemnification Agreement is brought against Nazem or any other Indemnified Person.

Each of Nazem and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) waives all right to trial by jury in any action, claim, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) relating to or arising out of this indemnification agreement.

Notwithstanding any other provision of this Agreement, this Agreement does not apply to any Claims or liabilities or expenses arising out of, or in connection, with Nazem’s duties to the Company as a member of the Board of Directors of the Company, an officer of the Company or as a stockholder of the Company (hereinafter referred to as “Fiduciary Claims”). If any Claim or liability is based on both a Fiduciary Claim and a Claim other than a Fiduciary Claim, this Agreement shall not apply to the defense except to the extent defense costs for the Claim that are not Fiduciary Claims differ from defense

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costs for Fiduciary Claims and this Agreement shall apply to damages only to the extent damages for the Claim that was not a Fiduciary Claim are in addition to, or separate from, damages for the Fiduciary Claim. Nothing in this Agreement shall affect any right Nazem may have outside this Agreement to indemnification against Fiduciary Claims.

In connection with Nazem’s engagement of even date herewith, Nazem may also be engaged to act for the Company in one or more additional capacities. The terms of any such engagement may be embodied in one or more separate written agreements. This Indemnification Agreement shall apply to the engagement of even date herewith, all such other engagements (whether written or oral) and any modification thereof and shall remain in full force and effect following the completion or termination of any such engagement.

The benefits of this Indemnification Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the Indemnified Persons hereunder and their successors, permitted assigns and representatives, and the obligations and liabilities assumed in this Indemnification Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. This Indemnification Agreement may not be assigned without the prior written consent of the nonassigning party (or parties).

This Indemnification Agreement may not be amended or modified except in a writing signed by the party hereto against which enforcement of this Indemnification Agreement is sought and shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of laws.

Very truly yours,

ETRIALS WORLDWIDE, INC.

By:	/s/ JOHN CLINE
John Cline
President and Chief Executive Officer

Accepted and agreed as of the

date first above written:

FRED F. NAZEM

By:	/s/ FRED F. NAZEM
Fred F. Nazem

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